newsrelease
CTS CORPORATION Elkhart, Indiana 46514 (574) 293-7511

January 6, 2006

FOR RELEASE: Immediately

CTS ANNOUNCES PLANS FOR CONSOLIDATION OF
BERNE, INDIANA OPERATIONS

Elkhart, IN…CTS Corporation (NYSE: CTS) today announced that it intends to consolidate its Berne, Indiana manufacturing operations into three of its other existing facilities. The consolidation process is expected to largely be completed in the second half of 2006.

Automotive product operations at Berne will be transferred to CTS’ automotive facilities in Matamoros, Mexico and Elkhart, Indiana. Electronic components operations in Berne will be moved to CTS’ Singapore facility. Some electronic component related service functions are expected to remain in Berne.

The planned consolidation will result in an estimated pre-tax restructuring charge and related costs of approximately $4.5 million to $5 million. Of this amount, approximately $3 million is expected to be taken in the first quarter and $1.5 million in the second quarter of 2006. The remainder will be recorded over the rest of the year. Breakeven on the consolidation is expected in about one year, with annualized pre-tax savings projected to be in the range of $4.5 million to $5.5 million. Pre-tax savings are expected to begin in the third quarter of 2006 and to be in the range of $1.5 million to $2.0 million for the second half of the year.

About CTS
CTS is a leading designer and manufacturer of electronic components and sensors and a provider of electronics manufacturing services (EMS) to OEMs in the automotive, computer, communications, medical and industrial markets. CTS manufactures products in North America, Europe and Asia. CTS' stock is traded on the NYSE under the ticker symbol "CTS.” To find out more, visit the CTS Web site at www.ctscorp.com.

Safe Harbor Statement
This press release contains certain statements that are, or may be deemed to be, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, any financial or other guidance, and all statements that are not based on historical fact, but rather reflect our current expectations concerning future results and events. We make certain assumptions when making forward-looking statements, any of which could prove inaccurate, including, but not limited to, statements about our future operating results and business plans. The ultimate correctness of these forward-looking statements is dependent upon a number of known and unknown risks and events, and is subject to various uncertainties and other factors that may cause our actual results, performance, or achievements to be different from any future results, performance, or achievements expressed or implied by these statements.

For more detailed information on the risks and uncertainties associated with CTS' business activities, see our reports filed with the SEC. CTS undertakes no obligation to publicly update its forward-looking statements, whether as a result of market or industry changes, new information or future events.

Contact:	Vinod M. Khilnani, Senior Vice President and Chief Financial Officer, or
Mitchell J. Walorski, Director of Investor Relations
CTS Corporation, 905 West Boulevard North, Elkhart, IN 46514
Telephone (574) 293-7511 FAX (574) 293-6146